EX-99.e.1.ii

AMENDMENT NO. 2

TO SCHEDULE I

TO THE DISTRIBUTION AGREEMENT

AS OF OCTOBER 1, 2013

     This Schedule to the Distribution Agreement between Delaware Group Government Fund and Delaware Distributors, L.P. entered into as of May 15, 2003 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

			Portion
		Total 12b-1	designated as
		Plan Fee Rate	Service Fee
		(per annum	Rate (per
		of the Series’	annum of the
Series Name	Class Names	average daily	Series’	Effective Date
		net assets	average daily
		represented	net assets
		by shares of	represented
		the Class)	by shares of
			the Class)
Delaware Core Plus	A Class	.25%		April 19, 2001
Bond Fund
	B Class	1.00%	.25%	April 19, 2001
	C Class	1.00%	.25%	April 19, 2001
	R Class	.50%		April 19, 2001
	Institutional Class			April 19, 2001

Delaware Inflation	A Class	.25%		November 29, 2004
Protected Bond Fund
	B Class	1.00%	.25%	November 29, 2004
	C Class	1.00%	.25%	November 29, 2004
	Institutional Class			November 29, 2004

Delaware Emerging	A Class	.25%		September 30, 2013
Markets Debt Fund
	C Class	1.00%	.25%	September 30, 2013
	R Class	.50%		September 30, 2013
	Institutional Class			September 30, 2013

DELAWARE DISTRIBUTORS, L.P.	DELAWARE GROUP GOVERNMENT FUND
DELAWARE DISTRIBUTORS, INC.,	on behalf of the Series listed on Schedule I
General Partner

By:	/s/ J. Scott Coleman	By:	/s/ Patrick P. Coyne
	Name: J. Scott Coleman		Name: Patrick P. Coyne
	Title: President		Title: President